Sub-Item 77Q2

Nuveen Insured Tax-Free Advantage
Municipal Fund
333-100320
811-21213

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Funds officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial affiliation report on behalf of the officers listed below was filed late on March 17, 2004, accession number
0001189642-04-000275
and on March 4, 2004, accession number
0001189642-04-000190.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender
Cathryn Steeves